Exhibit 99.1

REALTY INCOME ANNOUNCES ORGANIZATIONAL CHANGES

Sumit Roy Named President

SAN DIEGO, CALIFORNIA, December 1, 2015….Realty Income Corporation (Realty Income, NYSE: O), The Monthly Dividend Company®, announced today that Sumit Roy, Chief Operating Officer, has been named President of the company. Mr. Roy has been a valuable contributor to the company and will continue to focus on its operations and chair the Investment Committee as the business continues to grow. Additionally, Neil Abraham has been promoted to Executive Vice President, Chief Investment Officer, overseeing the execution of the company’s investments function and will report to Mr. Roy, who formerly held this title. Previously, Mr. Abraham served as Senior Vice President, Investments and has played an integral role in the company’s acquisition of $1.1 billion in properties during the first three quarters of the year.

Effective December 31, 2015, Richard G. Collins will step down as Executive Vice President, Portfolio Management after 25 years of loyal service at the company. During his tenure, Mr. Collins has served in numerous roles, most recently effectively leading the Portfolio Management Department as the property portfolio grew from fewer than 1,600 properties to nearly 4,500 properties. Mr. Collins’ principal responsibilities will now be assumed by Dawn Nguyen and Ben Fox. Ms. Nguyen, who has over 14 years of experience at Realty Income primarily in leasing and dispositions, has been promoted to Senior Vice President, Portfolio Management and will now oversee the company’s property leasing and dispositions efforts. Mr. Fox, who has over eight years of experience in investments and asset management at Realty Income, has been promoted to Senior Vice President, Asset and Portfolio Management and will continue to oversee the company’s asset management functions.

“Today’s announced promotions strategically position the company for continued growth and success,” said John P. Case, Chief Executive Officer of Realty Income. “I would like to be the first to congratulate Sumit on his well-deserved promotion to President. Sumit’s leadership, broad skillset and dedication to the company have been instrumental in our success. I would also like to congratulate Neil on his promotion to CIO. I know Neil will be an effective leader of our investments process. Additionally, I would like to thank Richard for his many years of dedicated service to our company. Richard has impressively led our Portfolio Management department through various economic cycles, while always maintaining high occupancy levels. I am confident that Dawn and Ben will be successful in their expanded roles at our company given their leadership skills and extensive experience. I continue to be impressed with the depth and breadth of talent within our company and with our team members’ outstanding efforts on behalf of our shareholders.”

About the Company

Realty Income, The Monthly Dividend Company®, is an S&P 500 company dedicated to providing shareholders with dependable monthly income. The company is structured as a REIT, and its monthly dividends are supported by the cash flow from nearly 4,500 real estate properties owned under long-term lease agreements with regional and national commercial tenants. To date, the company has declared 545 consecutive common stock monthly dividends throughout its 46-year operating history and increased the dividend 82 times since Realty Income's public listing in 1994 (NYSE: O). The company has in-house acquisition, portfolio management, asset management, credit research, real estate research, legal, finance and accounting, information technology, and capital markets capabilities. Additional information about the company and the officers addressed in this press release can be obtained from the corporate website at www.realtyincome.com.

Investor Contact:

Jonathan Pong, CFA, CPA

VP, Head of Capital Markets

(858) 284-5177

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